UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):	March 6, 2008
Hyde Park Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

461 Fifth Avenue, 25th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-644-3450

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
X	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2008, Hyde Park Acquisition Corp. (the “Company”) entered into a Purchase Agreement (the “Agreement”) by and among Essex Crane Rental Corp., a Delaware corporation (“Essex”), Essex Holdings LLC, a Delaware limited liability company (“Holdings”), the members of Holdings and KCP Services, LLC, pursuant to which the Company agreed to purchase all of the membership interests of Holdings (other than membership interests to be retained by the sellers) for $210,000,000 (minus the value of the membership interests to be retained by the sellers) less the amount of Essex indebtedness to be refinanced at the closing of the acquisition, subject to adjustment. The membership interests of Holdings retained by the sellers may, at the option of the sellers, be exchanged into 1,265,823 shares of the Company’s common stock. For additional information regarding the acquisition, see Item 8.01 below, the shareholder presentation attached hereto as Exhibit 99.1 and the press release attached hereto as Exhibit 99.2.

The description herein of the terms of the Agreement is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

Commencing March 6, 2008, the Company intends to hold presentations for certain stockholders and potential stockholders regarding the acquisition of Essex. The presentation is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01 Other Events.

On March 6, 2008, the Company issued the press release attached hereto as Exhibit 99.2 and incorporated by reference herein.

In connection with the acquisition described in Item 1.01 above, the Company has arranged for a new credit facility for Essex to become effective upon consummation of the acquisition and satisfaction of other conditions precedent. The new facility provides for a revolving loan and letter of credit facility in the maximum aggregate principal amount of $170,000,000 with a $20,000,000 aggregate principal sub-limit for letters of credit. Essex will have the option, within two years after the effective date of the new facility, to increase the maximum aggregate principal amount of the facility by up to an additional $25,000,000 subject to, among other things, lender consent. Essex may borrow, repay and re-borrow under the new facility subject to, among other things, a borrowing base calculated based on 85% of certain accounts receivable and 75% of certain equipment values, subject to reserves. Interest accrues on the outstanding revolving loans under the new facility at either a per annum rate equal to the Prime Rate plus 0.25% or the Eurodollar Rate plus 2.25%, as applicable, and Essex will be obligated to pay a letter of credit fee on the outstanding letters of credit based on a per annum rate of 2.25%, in each case payable monthly in arrears. The new facility will terminate, and all outstanding principal, together with all accrued and outstanding interest and any other amount due under the facility is payable upon the fifth anniversary of the effective date of the new facility. The facility will be secured by a first priority lien on substantially all of the assets of Essex.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of the Company’s stockholders to be held to approve the transactions contemplated by the Agreement. Stockholders of the Company are advised to read, when available, the Company’s preliminary proxy statement and definitive proxy statement in connection with the Company’s solicitation of proxies for the special meeting because these statements will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Hyde Park Acquisition Corp., 461 Fifth Avenue, 25th Floor, New York, New York 10017. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Item 9.01 Financial Statements and Exhibits.

Exhibits:

10.1	Purchase Agreement, dated March 6, 2008, by and among Hyde Park Acquisition Corp., Essex Crane Rental Corp., Essex Holdings LLC, the members of Essex Holdings LLC and KCP Services, LLC

99.1	Presentation initially available March 6, 2008

99.2	Press Release, dated March 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDE PARK ACQUISITION CORP.

Date: March 6, 2008	By:	/s/ Laurence S. Levy
Name: Laurence S. Levy
Title: Chief Executive Officer